Exhibit 99.6
BENEFICIAL OWNER ELECTION
     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of Common Stock of Mace Security International, Inc. (the “Company”).
     With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., Eastern Standard Time, on [ ], 2011, the last business day prior to the scheduled expiration date of the Rights Offering of [ ],2011. The expiration time may be extended by the Board of Directors of the Company.
     This will instruct you whether to exercise Rights to purchase shares of the Company’s Common Stock distributed with respect to the shares of the Company’s Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of Mace Security International, Inc. Rights Certificates.”
BASIC SUBSCRIPTION PRIVILEGE
Box 1. [ ] Please DO NOT EXERCISE BASIC SUBSCRIPTION PRIVILEGE for shares of Common Stock.
Box 2. [ ] Please EXERCISE BASIC SUBSCRIPTION PRIVILEGE for shares of Common Stock as set forth below.
The number of Rights for which the undersigned gives instructions for exercise under the Basic Subscription Privilege should not exceed the number of Rights that the undersigned is entitled to exercise.
OVER-SUBSCRIPTION PRIVILEGE
Box 1. [ ] Please DO NOT EXERCISE OVER-SUBSCRIPTION PRIVILEGE for shares of Common Stock.
Box 2. [ ] Please EXERCISE OVER-SUBSCRIPTION PRIVILEGE for shares of Common Stock as set forth below.

Type of Privilege	Number of Shares	Per Share Price	Purchase Price
(Box 1)	(Box 2)	(Box 3)	(Box 4)
Basic Subscription Privilege		X $.__ per share	$________________ Box 2 Number of shares times Box 3 price per share

Over- Subscription Privilege		X $.__ per share	$_________________ Box 2 Number of shares times Box 3 price per share

TOTAL PAYMENT			$__________________ Total of Box 4 amounts
[ ] Payment in the amount of $___________ as set forth in Box 4, is enclosed.
        .
[ ] Please deduct payment in the amount of $___________ as set forth in Box 4 from the following account maintained by you as follows:

Type of Account	Account Number

Signature of Account Holder
Print or type name(s) below